EXHIBIT 10.1

SERVICES AGREEMENT

THIS SERVICES AGREEMENT, effective as of the 1st day of January, 1995, by and between Phoenix Home Life Mutual Insurance Company ("PHLMIC"), a New York mutual life insurance company, and each of its undersigned subsidiaries.

R E C I T A L S:

PHLMIC owns directly, or through subsidiaries, a Controlling Interest in several insurance companies, each referred to hereinafter as a "Subsidiary".  Although each of such entities has its own officers and directors, each entity obtains many services from PHLMIC or other Subsidiaries and, in some instances, PHLMIC obtains services from certain of those entities.  In order to formalize PHLMIC's existing methods of charging each Subsidiary for such services, PHLMIC and many of its Subsidiaries are entering into this Agreement. Charges for services provided by any of the Subsidiaries to each other or to PHLMIC are covered by separate agreements.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows.

I.  DEFINITIONS

The following terms, when capitalized, shall have the meanings set forth hereinafter, with singular and plural usages having the same meaning.

Agreement shall mean this Services Agreement.

Compensation shall mean and include an allocable share of the following expenses incurred by PHLMIC: actual gross salaries paid (including federal and state taxes withheld); cost of benefits; related payroll taxes and assessments payable for workers' compensation; employee reimbursements; rent; amortization charges for personalty such as furniture, hardware and equipment; and all other out-of-pocket expenditures incurred by PHLMIC in connection with the provision of services hereunder.

Controlling Interest shall mean possession of the right to cast at least fifty-one percent (51%) of the votes eligible to be cast by equity owners, whether as a result of a contractual right or as a result of the ownership of fifty-one percent (51%) or more of the subject's issued and outstanding capital stock or other equity interests.

Designated Rate shall mean the prime rate in effect at Chase Manhattan Bank, N.A. as of the first day of the then current calendar quarter.

Employee Benefit Plans shall have the meaning set forth in Section IV A1c.

Person shall mean an individual, corporation, partnership, association, joint stock company, governmental entity, business trust, unincorporated organization or other legal entity.

PHLMIC shall have the meaning set forth in the initial paragraph of this Agreement.

Subsidiary shall have the meaning set forth in the Recitals.

II.  TERM

Subject to Article V below, this Agreement shall remain in full force and effect as to each Subsidiary until that date which is five (5) years from the date hereof.

III.  CONSIDERATION

A.

General.  The consideration payable to PHLMIC by each Subsidiary or by any party to this Agreement to any other shall be as set forth in Schedule 3 hereto.  None of the parties of this Agreement intends that PHLMIC shall earn a profit on the charges for services provided under this Agreement.  Notwithstanding any other provision of this Agreement, the parties hereto agree that amounts referred to in this Agreement as "fee(s)", "compensation", "amounts due", "cost" or "expenses", all of which amounts are referred to collectively in the balance of this paragraph as "charge(s)", shall be computed in a manner that will not result in the imposition of a sales tax under Connecticut General Statutes Section 12-406 et. seq. or any successor provision.  In the event of a final administrative determination by the Connecticut Department of Revenue Services that a sales tax is due under Section 12-406 et. seq. or its successor because a taxable service was charged for a profit, then such charge or charges, to the extent of the profit, shall be deemed to have been in excess of an allowable charge as of the date of the charge and shall be promptly refunded to the appropriate Subsidiary.  The refund shall include interest on the amount of such refund from the date of the charge at a rate of interest equal to the Designated Rate.

B.

Amendments.  The consideration payable in accordance with this Section shall be re-evaluated each year with the parties' intent being to compensate PHLMIC for its services hereunder without generating a profit for it.  Based on such re-evaluation, the parties shall on or before December 31 of each year affix a new Schedule 3 hereto to reflect all changes, if any, they have agreed upon, or a confirmation that there will be no charges in the prior year's schedule.

IV.  SERVICES

A.

Obligations of PHLMIC

1.

General.  To the extent provided in Schedule 3, as such is amended from time to time, PHLMIC shall provide each Subsidiary with the following services:

a.

Office Space - at an appropriate location, in an amount and of a quality to accommodate each Subsidiary's operations in a fashion consistent both with the Subsidiary's past experience and with its current and future plans, as approved by PHLMIC, along with all services reasonably ancillary thereto with have been agreed upon by the parties or customarily provided, such as, without limitation, cleaning and maintenance of the facilities, security, cafeteria services, appropriate furniture and lighting, electricity, heat or air conditioning (as needed), parking spaces for employees and other personnel, including clients and other visitors and hot and cold running water, all of the foregoing to be provided in a fashion consistent with the quality of the facilities.

b.

Personnel.

(1)

General.  Except for any Subsidiary which hires its own employees, all personnel required for a Subsidiary will be employees of PHLMIC, which will charge the Subsidiary for the compensation attributable to those employees who perform services for such subsidiary, whether full-time or part-time.  In addition, PHLMIC shall make available to each Subsidiary those officers and directors elected by the Board of Directors of such subsidiaries from among the employees of PHLMIC authorized by PHLMIC to serve in such capacities.

(2)

Special.  To the extent any Subsidiary has need of any services of the types described hereinafter which cannot reasonably be performed by its own employees or by PHLMIC employees allocated to it, such subsidiary may access appropriate employees of PHLMIC or any of its Subsidiaries to obtain the following services.  It is understood that PHLMIC retains the discretion to allocate its limited resources in the fashion it deems appropriate, even if that means that a Subsidiary will have to wait for requested services, go elsewhere (with the prior approval of PHLMIC) for such services (including the use of outside vendors) or do without such services.  In each instance, as agreed by the parties, the services may include any or all of the following:  analysis, consultation and/or implementation.

(a)

Accounting - including, without limitation:  the maintenance of books and records; the filing of required regulatory reports of a financial nature; the preparation of periodic financial reports; the preparation of projections needed for any business purpose; the preparation of, or assistance in the preparation of, business plans; the preparation, or assistance in the preparation, of reports or presentations required for any meeting of a business purpose (such as with regulators, rating agencies, potential targets potential clients, etc.); participation in regulatory examination, as needed; customer billing; the reconciliation of all bank account statements; check writing; establishment of internal audit controls; arranging for audits by third parties; and any other matter requiring accounting input or assistance.

(b)

Legal - including, without limitation, the provision of:  assistance in structuring certain complex deals; legal analysis; drafting of legal documents; review of contracts and other legal documents; assistance in or the conduct of negotiations; applicable legal guidelines to follow;

the recommendation (from a legal standpoint) of a preferred course of action; legal compliance assistance; and any other form of assistance requiring the training or expertise of an attorney or paralegal.

(c)

Data Processing - including, without limitation:  system development, modification and correction; mainframe computer functions such as CPU usage, disk storage for data; printing; back-up and recovery of data and disaster recovery; technical support for installation of new releases; Information Center support as described in Clause (d); and establishing network connections.

(d)

Information Center - including, without limitation:  meeting with users to configure systems they need, setting PC and LAN standards and equipment ordering/receiving; dealing with vendors on pricing of hardware and software and negotiating vendor contracts; PC installation and moves; PC hardware repairs; software support and formal/informal classroom training; consulting on developing applications using "shrink" wrapped software with PCs and servers; operating the help desk for all PC/server hardware and software problem calls; maintaining central file servers; providing current versions of software on servers; and providing back-up and recovery support for files of central and departmental servers.

(e)

Human Resources - including, without limitation:  assistance in all aspects of personnel management such as hiring, firing, disciplining, performance reviews and training; establishment, maintenance and administration of benefit plans and programs; and establishment and implementation of personnel policies and programs.

(f)

Actuarial - including, without limitation:  the provision of an actuary's assistance in any matter requiring such expertise such as, without limitation, product development; development and implementation of dividend policy and practices; regulatory compliance matters (such as compliance with certain standards); assistance in the development of company plans such as business plans and projections; and assistance in financial reporting.

(g)

Tax Accounting - including, without limitation:  the preparation and maintenance of tax books and records and all supporting documentation therefor; the preparation and filing of all tax reports and returns, as well as the tax-related portion of other reports and returns provided to them; development and implementation of appropriate tax plans and postures; analysis and ramifications of product or project proposals from a tax perspective; interfacing with corporate tax counsel on any or all of the above, as well as on other projects upon request as needed; and interfacing with state and federal tax authorities as appropriate, including during the conduct of an audit.

(h)

Banking - including, without limitation:  the establishment and maintenance of banking contracts and relations; the opening,

maintenance and closing of accounts as needed for general or special banking purposes; the review of all records with respect thereto, including reconciliations; the establishment of borrowing facilities and administration of borrowed funds; the arranging of fund transfers; the management of cash to maximize the volume of invested funds subject to needs for liquidity; the establishment and administration of lock-box facilities; and the tracking and investment of retained asset accounts;

(i)

Investment - for those Subsidiaries which are not insurance companies, the management, in cooperation with PHLMIC's banking personnel, of a Subsidiary's cash available for investment upon terms and conditions appropriate for the Subsidiary in light of the nature of its business and its cash flow needs, its historical needs and goals and the direction, if any, provided by the Subsidiary's Board of Directors or management; and, for those Subsidiaries which are insurance companies and whose investment portfolios are not managed by a PHLMIC Subsidiary, management of such portfolios.

(j)

Marketing - for each of those Subsidiaries which is an insurance company, PHLMIC shall provide a sales force for selling the Subsidiary's products, as well as administrative and managerial support for the sales force;

(k)

Communications/Creative Services - including, without limitation, the following, whether done internally or obtained from vendors:  the development and implementation of public relations programs, including media placements and special events and sponsorships; and the design, printing and/or distribution of materials for advertising, regulatory compliance, presentations, awards and incentives, advertising specialties or other reasonable business purpose.

(l)

Travel/Convention - including, without limitation:  scheduling trips; securing room, transportation and meal reservations; planning itineraries; and arranging conventions or other large meetings;

(m)

Payroll - including, without limitation:  the issuance of payroll checks or the arranging of direct deposits for all employees of PHLMIC or any of its Subsidiaries electing such service; the preparation and maintenance of all records reasonably or statutorily required to support such payments; the effecting of appropriate amounts of withholding for taxes and authorized expenditures for each participating individual; the preparation and filing of all reports required by any regulatory authority; and compliance with all proper wage executions.

(n)

Purchasing - including, without limitation:  the purchasing of equipment, furniture, supplies, building materials and other personalty required for the operation of PHLMIC or any of its Subsidiaries; the contracting with suppliers for any of the foregoing, as well as for services, such as cleaning services, construction services, remodeling or architectural or interior design services, and landscaping services; and preparation of requests for bid for any of the foregoing.

(o)

Telecommunications - including, without limitation:  the selection, acquisition and installation of telephone equipment, including related hardware and software; the installation and maintenance of telephone lines for both oral communication and data transmission; the establishment of methods for video conferencing and other technological advances; and contracting for all of the foregoing, as well as handling the bidding process therefor.

(p)

Mail and Related Services - including, without limitation:  handling the internal pick-up and delivery of all mail and other deliveries transmitted through the United States Postal Service or any private carriers; preparation of materials for mailings; and contracting with private carriers for any of the foregoing services.

(q)

General Management - including, without limitation, all services routinely provided by PHLMIC, such as:  internal consulting, work-flow measurements and productivity measurements through the Operations Resources Department or its successor; analysis and related tasks associated with risk management; provision of a business resumption plan; and general business advice and guidance from certain senior executives.

c.

Benefit Programs.  To the extent PHLMIC maintains certain employee benefit plans, fringe benefit programs and other similar arrangements (collectively, the "Employee Benefit Plans") for the benefit of its employees, as well as for the employees of such of its Subsidiaries as PHLMIC's Board of Directors or Benefit Plans Committee has approved for participation in the Employee Benefit Plans, the charges therefor shall be borne by the Subsidiaries in accordance with Schedule 3 hereto.

2.

Special.  PHLMIC shall provide a Subsidiary with such additional services as the parties agree upon from time to time in a writing which is attached to and forms a part of Schedule 3.

3.

Recordkeeping.  All records necessary, proper and customary for services performed by PHLMIC under this Agreement shall be properly maintained by PHLMIC for and on behalf of each Subsidiary and shall be the property of the Subsidiary which is the subject of the records in question.  The records pertaining to each Subsidiary shall be available, upon reasonable notice, for inspection, audit and other reasonable use by authorized representatives of such subsidiary.

4.  Premium Collections.  In the event that at any time or from time to time PHLMIC provides premium collection services for any Subsidiary, PHLMIC shall hold such premiums in a fiduciary capacity and pay them over to the appropriate Subsidiary immediately following collection.

B.

Obligations of Subsidiary.  Except as set forth in this Agreement or otherwise expressly agreed upon in writing, PHLMIC subsidiaries shall have no obligations to each other or to PHLMIC other than for the following.

1.

General.  Each subsidiary shall cooperate with PHLMIC as long as such are not contrary to such subsidiary's best interests, inconsistent with the fiduciary or other legal or contractual obligations of such subsidiary or inappropriate in light of such subsidiary's own business plans.

2.

Payment.  Each Subsidiary shall be obligated to promptly pay PHLMIC for all sums due and payable under this Agreement.  Except as set forth hereinafter or in Schedule 3, as amended from time to time, no Subsidiary shall have any obligation to pay for services received from PHLMIC.

3.

Subsidiary Services.

a.

Investment Subsidiaries.  Upon request by PHLMIC, any investment Subsidiary shall provide investment advice to PHLMIC or any of its affiliates or clients upon such terms and conditions as the parties agree.

b.

Brokerage Subsidiaries.  Upon request by PHLMIC, any brokerage Subsidiary shall market products of PHLMIC or any of its insurance company affiliates upon such terms and conditions as the parties agree.

V.  STANDARD OF CARE

In carrying out their respective obligations hereunder, each of the parties hereto shall use its best efforts to abide in all material respects with all applicable Laws.  In addition, they shall take all reasonable efforts to preserve the confidential and proprietary information of each of the parties hereto.

VI.  TERMINATION

A.

General.  Upon the termination of a Subsidiary's status as a Person controlled by PHLMIC, as to such subsidiary, this Agreement shall terminate immediately and automatically.  For purposes of this provision, control shall be deemed to have ceased when all of the following have occurred:  (1) PHLMIC, directly or indirectly, owns less than fifty-one percent (51%) of the Subsidiary's issued and outstanding capital stock; (2) fewer than half of the members of the Subsidiary's Board of Directors are employees or directors of PHLMIC or otherwise designated by PHLMIC to sit on such board; and (3) no voting agreement exists between PHLMIC and such subsidiary.

B.

By PHLMIC.  PHLMIC shall have the right to terminate this Agreement at any time, with or without notice.

C.

By a Subsidiary.  Any Subsidiary may terminate this Agreement as provided in Section III B2.

VII.  MISCELLANEOUS

A.

Governing Law.  It is agreed that for all purposes, this Agreement shall be deemed to have been executed in Connecticut but governed in all instances by the laws of New York, except those laws governing choice of law.

B.

Notice.  Any communications, transmittals, notices, audits and accounting shall be in writing and shall be effective when received by:

1.

the Subsidiary at its principal office in care of its President; and

2.

PHLMIC in care of its General Counsel.

C.

Entire Agreement.  This writing, together with the Schedules and Exhibits hereto, constitutes the entire agreement of the parties with respect to the subject matter hereof, supersedes all prior agreement and understandings of the parties with respect to the subject matter hereof and, except as provided in clause K below, may not be modified, amended or terminated except by a written agreement specifically referring to this Agreement and signed by all parties hereto; provided, however, that any Schedule or portion of any Schedule hereto pertaining only to one Subsidiary may be amended by agreement in writing of only that Subsidiary and PHLMIC.  No party hereto has made any representation, warranty or covenant in connection with the matters set forth herein except as expressly stated herein, including the Schedules hereto.

D.

Schedules.  The Schedules referred to herein and delivered pursuant hereto shall be deemed part of this Agreement as fully and effectively as if set forth at length herein.  The terms used in such Schedules shall have the same meanings as such terms have in this Agreement unless a contrary intention is clearly manifested therein.

E.

Binding Effect.  This Agreement shall be binding upon and inure to the benefit of each party hereto and its successors and assigns.  Except as hereafter provided, this Agreement shall not be assigned by any party hereto without the prior written consent of all other parties, which consent shall not be unreasonably withheld, and, absent any such consent, any attempted assignment shall be void.

F.

Captions.  The article and section headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of said articles or sections.

G.

Cooperation.  Each party hereto shall cooperate, shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.

H.

Several Counterparts.  This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

I.

Severability.  Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

AMERICAN PHOENIX LIFE AND REASSURANCE

By:  /s/ Fred Sawyer

Its:  President

PHOENIX AMERICAN LIFE INSURANCE COMPANY

By:  /s/ David W. Searfoss

Its:  Executive Vice President

PHOENIX LIFE INSURANCE COMPANY

By:  /s/ Fred Sawyer

Its:  President

PHL VARIABLE INSURANCE COMPANY By: /s/ Richard H. Booth Its: Executive Vice President PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY By: /s/ Philip R. McLoughlin Its: Executive Vice President

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